Exhibit 5.1
[Letterhead of Forest City Enterprises, Inc.]
November 7, 2007
Forest City Enterprises, Inc.
Terminal Tower, 50 Public Square, Suite 1100
Cleveland, OH 44113

       Re: Registration Statement on Form S-3ASR filed by Forest City Enterprises, Inc.
 Ladies and Gentlemen:
       As Senior Vice President, General Counsel and Assistant Secretary for Forest City Enterprises, Inc., an Ohio corporation (the “Company”), I have acted as counsel in connection with the Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Company is filing the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale of 3,894,232 shares of Class A common stock of the Company issuable upon an exchange of Class A Common Units of Forest City Master Associates III, LLC (the “Class A Shares”).
     In rendering this opinion, I have examined such documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary for purposes of this opinion.
     Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, I am of the opinion that the Class A Shares are validly issued, fully paid and nonassessable.
     It is understood that this opinion is to be used only in connection with the offer and sale of the Class A Shares while the Registration Statement is effective.
     In rendering the foregoing opinion, I have relied as to certain factual matters upon certificates of officers of the Company, and I have not independently checked or verified the accuracy of the statements contained therein. In rendering the foregoing opinions, my examination of matters of law has been limited to, and I express no opinion as to, the laws of any jurisdiction other than the laws of the State of Ohio and the federal laws of the United States of America, as in effect on the date hereof.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to myself under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Geralyn M. Presti
Senior Vice President, General Counsel
and Assistant Secretary